UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A INFORMATION

Consent Revocation Statement Pursuant to Section 14(a) of the

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EDGEWATER TECHNOLOGY, INC.

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Supplemental Materials Response to ancora’s presentation

Safe Harbor Language Some of the statements in this presentation constitute forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, growth, performance, tax consequences or achievements to be materially different from any future results, levels of activity, growth, performance, tax consequences or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed below. The forward-looking statements included in this presentation are related to future events or the Company's strategies or future financial performance, future revenue and growth, customer spending outlook, general economic trends, IT service demand, future revenue and revenue mix, utilization, new service offerings, significant customers, competitive and strategic initiatives, growth plans, potential stock repurchases, future results, tax consequences and liquidity needs. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "believe," "anticipate," "anticipated," "expectation," "continued," "future," "forward," "potential," "estimate," "estimated," "forecast," "project," "encourage," "opportunity," "goal," "objective," "could," "expect," "expected," "intend," "plan," "planned," "will," "predict," or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans or assessments which are believed to be reasonable as of the date of this presentation. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecasted, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) failure to obtain new customers or retain significant existing customers; (2) the loss of one or more key executives and/or employees; (3) changes in industry trends, such as a decline in the demand for Enterprise Resource Planning and Enterprise Performance Management solutions, custom development and system integration services and/or declines in industry-wide information technology spending, whether on a temporary or permanent basis and/or delays by customers in initiating new projects or existing project milestones; (4) inability to execute upon growth objectives, including new services and growth in entities acquired by our Company; (5) adverse developments and volatility involving geopolitical or technology market conditions; (6) unanticipated events or the occurrence of fluctuations or variability in the matters identified under “Critical Accounting Policies” in our 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2016; (7) delays in, or the failure of, our sales pipeline being converted to billable work and recorded as revenue; (8) termination by customers of their contracts with us or inability or unwillingness of customers to pay for our services, which may impact our accounting assumptions; (9) inability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our services; (10) failure to expand outsourcing services to generate additional revenue; (11) any changes in ownership of the Company or otherwise that would result in a limitation of the net operating loss carry forward under applicable tax laws; (12) the possibility that activist shareholders may wage proxy or consent contests or gain representation on or control of our Board of Directors, causing uncertainty about the direction of our business; (13) the failure of the marketplace to embrace advisory and product-based consulting services; (14) difficulties and costs associated with transitioning to the cloud; (15) the inability to achieve the expected synergies from our 2015 acquisitions; and/or (16) changes in the Company's utilization levels. In evaluating these statements, you should specifically consider various factors described above as well as the risks outlined under “Part I - Item IA. Risk Factors” in our 2015 Annual Report. These factors may cause the Company's actual results to differ materially from those contemplated, projected, anticipated, planned or budgeted in any such forward-looking statements. Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements. Except as otherwise required, the Company undertakes no obligation to update any of the forward-looking statements after the date of this presentation to conform such statements to actual results.

Safe Harbor Language (Cont.) Additional Information In connection with the consent solicitation initiated by Ancora Advisors, LLC and certain other participants (collectively, “Ancora”), on January 9, 2017, we filed a definitive consent revocation statement on Schedule 14A with the SEC, and we have filed, and intend to file, other documents regarding the Ancora proposals with the SEC, and we have mailed a consent revocation statement and a consent revocation card to each shareholder of record entitled to deliver a written consent with respect to the Ancora proposals. SHAREHOLDERS ARE ENCOURAGED TO READ ANY CONSENT REVOCATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders are able to obtain available documents (including the definitive consent revocation statement) free of charge at the SEC’s website, www.sec.gov, from us at our website, www.edgewater.com, or at 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880, Attention: Corporate Secretary. Participants in Solicitation We and our directors and executive officers may be deemed to be participants in the solicitation of consent revocations in connection with the Ancora proposals. Information concerning our participants is set forth in the definitive consent revocation statement on Schedule 14A as filed with the SEC on January 9, 2017.

In its investor presentation Ancora stated: “Edgewater’s stock price has significantly underperformed a peer group comprised of twenty-eight publicly-traded North American-based IT Consulting companies” Ancora’s flawed analysis Ancora is comparing EDGW with firms that are not only significantly bigger (in an industry where scale is critical), but also in different businesses. Ancora’s peer group includes the following: Gartner: 73% of revenue came from Research with Consulting business accounting for only 15% of FY15 revenue. Leidos: 76% of revenues were from US govt. contracts during fiscal year ended Jan 1, 2016. CACI: In FY2016, 93.5% of revenues came from U.S. government prime contracts or subcontracts. ManTech: 99% of revenues came from US govt. contracts in FY15. Datalink: Was acquired by Insight Enterprises for US$11.25 per share in cash, representing a 19% premium to Datalink’s closing share price on November 4, 2016. It is no longer a publicly-traded company. Ancora’s share price analysis is flawed due to inappropriate peer group selection EDGW share price has outperformed its actual peers over a 5-year period

Ancora fails to acknowledge revenue challenges faced by IT services companies EDGW’s revenue has increased 24.1% since 2012 compared to an increase of only 14.6% (median) for Ancora’s peer group It appears that Ancora does not fully understand factors impacting the industry, and therefore is focused on a metric that even its peers are challenged with. Ancora’s Peer Group (Median)1 EDGW 1 Peer Group as Defined by Ancora in January 2017 presentation includes: IBM, ACN, CTSH, GIB.A, DOX, CSC, IT, LDOS, BAH, CSRA, SAIC, TDC, CACI, EPAM, ACXM, LXFT, MANT, UIS, VRTU, PRFT, HCKT, LIOX, DTLK, NCIT, PFSW, CTG, WYY, CSPI

Fullscope embezzlement On June 4, 2014, the Company issued a press release announcing final settlement of all matters related to the Fullscope embezzlement, including recovery of 95%+ of all costs EDGW incurred on the process (including audit, tax, and state tax liabilities) from the escrow accounts. (see appendix) Ancora either failed to read the press release or is deliberately trying to mislead shareholders by not disclosing the outcome. Ranzal and Fullscope growth EDGW has successfully managed both its key acquisitions. Ranzal revenue is up 734% since its acquisition in 2004, whereas Fullscope revenue is up 177% since its acquisition in 2009. Given the growth rates, it is obvious that the acquisition strategy has been successful, not only in growing the acquired businesses but also offsetting significant decline in legacy business revenue (on-prem technology consulting group which includes custom application build, etc.) Ancora’s Misleading Statements Regarding EDGW’s Acquisition History

Clarifying Ancora’s Inaccurate Claims Regarding EDGW’s Cash Flow Misleading Ancora assertion In its investor presentation, Ancora stated: “the Company has generated cumulative negative free cash flow of - $60.4 million.” Facts EDGW’s capital allocation strategy has generated positive free cash flow from operations of $51.3 million since 2002 Acquisition-related cash costs since 2002 of $83.7 million, NOT $104 million. Ancora’s erroneous data overstates the use of cash since 2002 by over $10 million. 2002- TTM’16 (in thousands) Cash Flow From Operations $59,249 Capital Expenditures ($7,912) Free Cash Flow From Operations $51,337 Total Acquisition-Related Cash ($83,661) Other Sources/Uses of Cash ($5,062) Net Change in Cash ($37,386)

Appendix: Press release

June 4, 2014

Edgewater Settles Escrow Claims Associated With Fullscope Acquisition

WAKEFIELD, Mass., June 4, 2014 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq: EDGW), a leading consulting firm that brings a blend of classic and product-based consulting services to its clients has reached a settlement with the former stockholders of Fullscope, Inc. regarding the reimbursement of certain escrow claims associated with the 2009 acquisition of Fullscope.

As per the terms of the settlement agreement, Edgewater will receive approximately $1.9 million from the escrow accounts to fully satisfy the company's existing escrow account claims; whereas, the former Fullscope stockholders will receive approximately $2.5 million from the escrow accounts, leaving a remaining balance of $250,000 in the escrow accounts. This balance will remain in the escrow accounts for 12 months and will be utilized to cover any potential future sales and use tax exposure that may arise from subsequent state inquiry or audit.

"The settlement of these claims has allowed us to protect the interests of our stockholders and finally put these matters behind us," commented Shirley Singleton, Edgewater's chairman, president and CEO. "To be sure, our acquisition of Fullscope has proved very valuable to Edgewater over the years, as it provided a complementary balance to our service offerings while delivering top and bottom line growth. We are very appreciative of the former Fullscope stockholders, who have demonstrated a commendable level of patience and understanding as we worked through the process of identifying and resolving these issues."

EDGEWATER
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